Exhibit 10.1
ZSCALER, INC.
Change of Control and Severance Policy
(as amended and restated on November 26, 2024)
This Change of Control and Severance Policy (the “Policy”) is designed to provide certain protections to a select group of key employees of Zscaler, Inc. (“Zscaler” or the “Company”) or any of its subsidiaries in connection with a change of control of Zscaler or in connection with the involuntary termination of their employment under the circumstances described in this Policy. The Policy is designed to be an “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and this document is both the formal plan document and the required summary plan description for the Policy. This Policy, as amended and restated on November 26, 2024 (the “Amendment Date”) supersedes all other agreements and understandings between the Company and an Eligible Employee, including the Policy and Participation Agreements (as defined below) entered into thereunder prior to the Amendment Date.
Term: This Policy and/or any Participation Agreement (as defined below) executed by an Eligible Employee may not be terminated with respect to such Eligible Employee without the written consent of an Eligible Employee and the approval of the Administrator (as defined below). This Policy and/or any Participation Agreement executed by an Eligible Employee may be modified, amended or superseded with respect to such Eligible Employee only by a supplemental written agreement between an Eligible Employee and the Company approved by the Administrator. Notwithstanding any other provision of the Policy to the contrary, the Administrator may, in its sole and absolute discretion and without the consent of any Eligible Employee, amend the Policy or any Participation Agreement, to take effect retroactively or otherwise, as it deems necessary for the purpose of conforming the Policy or such Participation Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code and to the administrative regulations and rulings promulgated thereunder).
Eligible Employee: An individual is only eligible for protection under this Policy if he or she is an Eligible Employee and complies with its terms (including any terms in the employee’s Participation Agreement (as defined below)). To be an “Eligible Employee,” an employee must (a) have been designated by the Compensation Committee of the Board (the “Compensation Committee”) as eligible to participate in the Policy and (b) have executed a participation agreement in the form attached hereto as Exhibit A (a “Participation Agreement”).
Policy Benefits: An Eligible Employee will be eligible to receive the payments and benefits set forth in this Policy and his or her Participation Agreement if his or her employment with the Company or any of its subsidiaries terminates as a result of a Qualified Termination. All benefits under this Policy payable on a Qualified Termination will be subject to the Eligible Employee’s compliance with the Release Requirement and any timing modifications required to avoid adverse taxation under Section 409A.
Non-COC Qualified Termination Benefits
•Equity Vesting: On a Non-COC Qualified Termination, the applicable number (set forth in an Eligible Employee’s Participation Agreement) of the then-unvested shares subject to each of the Eligible Employee’s then-outstanding Time-Based Equity Awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and become exercisable under this provision). Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the Eligible Employee’s Non-COC Qualified Termination.
•Salary Severance: On a Non-COC Qualified Termination, an Eligible Employee will be eligible to receive salary severance payment(s) equal to the applicable percentage (set forth in his or her Participation Agreement) of his or her Base Salary. The Eligible Employee’s salary severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.

Exhibit 10.1
COC Qualified Termination Benefits
•Equity Vesting: On a COC Qualified Termination, the applicable percentage (set forth in an Eligible Employee’s Participation Agreement) of the then-unvested shares subject to each of the Eligible Employee’s then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and become exercisable under this provision). In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the applicable percentage (set forth in the Eligible Employee’s Participation Agreement) of target levels. Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the Eligible Employee’s COC Qualified Termination.
•Salary Severance: On a COC Qualified Termination, an Eligible Employee will be eligible to receive salary severance payment(s) equal to the applicable percentage (set forth in his or her Participation Agreement) of his or her Base Salary. The Eligible Employee’s salary severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.
•Bonus Severance: On a COC Qualified Termination, an Eligible Employee will be eligible to receive bonus severance payment(s) with respect to his or her annual bonus in the amount set forth in his or her Participation Agreement. The Eligible Employee’s bonus severance payment(s) will be paid in cash at the time(s) specified in his or her Participation Agreement.
•Health Benefit Payment: On a COC Qualified Termination, an Eligible Employee will be eligible to receive a health benefit severance(s) payments equal to $3,000 per month for the period set forth in his or her Participation Agreement.
Accrued Obligations. An Eligible Employee is entitled to receive the following benefits regardless of whether a Release (as defined below) is signed by the Eligible Employee: (a) all unpaid salary, commissions, bonuses and accrued but unused vacation earned through the date of Eligible Employee’s Qualified Termination; (b) reimbursement in accordance with the Company’s expense reimbursement policy of all expenses reasonably and necessarily incurred by Eligible Employee in connection with the business of the Company prior to his or her Qualified Termination; and (c) the benefits, if any, under any Company retirement plan, nonqualified deferred compensation plan or stock-based compensation plan or agreement, welfare benefits plan or other Company benefit plan to which an Eligible Employee may be entitled pursuant to the terms of such plans or agreements.
Death of Eligible Employee: If the Eligible Employee dies before all payments or benefits he or she is entitled to receive under this Policy have been paid, such unpaid amounts will be paid to his or her designated beneficiary, if living, or otherwise to his or her personal representative in a lump-sum payment as soon as possible following his or her death.
Recoupment: If the Company discovers after the Eligible Employee’s receipt of payments or benefits under this Policy that grounds for the termination of the Eligible Employee’s employment for Cause existed, then the Eligible Employee will not receive any further payments or benefits under this Policy and, to the extent permitted under applicable laws, will be required to repay to the Company any payments or benefits he or she received under the Policy (or any financial gain derived from such payments or benefits).
Release: The Eligible Employee’s receipt of any severance payments or benefits upon his or her Qualified Termination under this Policy is subject to the Eligible Employee signing and not revoking a release of claims in a form substantially similar to release attached hereto as Exhibit B, subject to such changes as required by law (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Eligible Employee’s Qualified Termination (the “Release Deadline”), unless failure to become effective and irrevocable results from action or inaction by the Company in which case the Release Deadline will be automatically extended. If the Release does not become effective and irrevocable by the

Exhibit 10.1
Release Deadline, the Eligible Employee will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits under the Policy be paid or provided until the Release actually becomes effective and irrevocable. Notwithstanding any other payment schedule set forth in this Policy or the Eligible Employee’s Participation Agreement, none of the severance payments and benefits payable upon such Eligible Employee’s Qualified Termination under this Policy will be paid or otherwise provided prior to the 60th day following the Eligible Employee’s Qualified Termination. Except as otherwise set forth in an Eligible Employee’s Participation Agreement or to the extent that payments are delayed under the paragraph below entitled “Section 409A,” on the first regular payroll pay day following the 60th day following the Eligible Employee’s Qualified Termination, the Company will pay or provide the Eligible Employee the severance payments and benefits that the Eligible Employee would otherwise have received under this Policy on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.
Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to an Eligible Employee, if any, under this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until such Eligible Employee has a “separation from service” within the meaning of Section 409A. If, at the time of the Eligible Employee’s termination of employment, the Eligible Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Eligible Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following his or her termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will the Company reimburse any Eligible Employee for any taxes that may be imposed on him or her as a result of Section 409A.
Parachute Payments:
Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards unless the Eligible Employee elects in writing a different order for cancellation. The Eligible Employee will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments. While the Company is not publicly traded, the Company shall use its reasonable best efforts to seek shareholder approval in accordance with the requirements of Section 280G(b)(5) of the Code (and the regulations promulgated thereunder) in order for the Payments to be exempt from the definition of “parachute payment” under Section 280G.

Exhibit 10.1
Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Eligible Employee, and the Company will have no liability to the Eligible Employee for the determinations of the firm.
Administration: The Policy will be administered by the Compensation Committee (or the Board of Directors if no Compensation Committee has been approved) or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “plan administrator” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.
Attorneys Fees: The Company and each Eligible Employee will bear their own attorneys’ fees incurred in connection with any disputes between them.
Exclusive Benefits: Except as may be set forth in an Eligible Employee’s Participation Agreement, this Policy is intended to be the only agreement between the Eligible Employee and the Company regarding any change of control or severance payments or benefits, including any acceleration of equity, to be paid to the Eligible Employee on account of a termination of employment concurrent with, or following, a Change of Control. Accordingly, by executing a Participation Agreement, an Eligible Employee hereby forfeits and waives any rights to any severance or change of control benefits related to a Change of Control set forth in any employment agreement, offer letter, and/or equity award agreement, except as set forth in this Policy and in the Eligible Employee’s Participation Agreement. Notwithstanding the forgoing sentence, if the Company fails to provide the benefits to an Eligible Employee set forth in this Policy and the Eligible Employee’s Participation Agreement upon a Qualified Termination, such agreement to forfeit and waiver of rights by such Eligible Employee will be null and void. In addition, nothing in this Policy will cancel or reduce any payments to the Eligible Employee or discharge any obligations of the Company under any indemnification agreement between the Eligible Employee and the Company.
Tax Withholding: All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Eligible Employee’s taxes arising from or relating to any payments or benefits under this Policy.
Amendment or Termination: The Board or the Compensation Committee may amend or terminate the Policy at any time, without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Notwithstanding the preceding sentence, no amendment or termination of the Policy will be made if such amendment or reduction would reduce the benefits provided hereunder or impair an Eligible Employee’s eligibility under the Policy (unless the affected Eligible Employee consents to such amendment or termination), except that the Board or the Compensation Committee may unilaterally and without consent of any Eligible Employee make any such amendments that are necessary to comply with applicable laws. For clarity, an action by the Administrator not to renew the Policy in accordance with the term provision above will not be an action that requires an Eligible Employee’s consent. Any action to amend or terminate the Policy will be taken in a non-fiduciary capacity.

Exhibit 10.1
Claims Procedure: Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of the Policy by operation of law, or otherwise.
Applicable Law: The provisions of the Policy will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).
Definitions: Unless otherwise defined in an Eligible Employee’s Participation Agreement, the following terms will have the following meanings for purposes of this Policy and the Eligible Employee’s Participation Agreement:
“Base Salary” means the greatest amount of (a) the Eligible Employee’s annual base salary as in effect immediately prior to his or her Qualified Termination; (b) if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Eligible Employee’s annual base salary in effect immediately prior to such reduction; or (c) at the level in effect immediately prior to the Change of Control.
“Board” means the Board of Directors of the Company.
“Cause” means (i) an act of dishonesty made by Eligible Employee which negatively impacts the Eligible Employee’s fulfillment of his or her responsibilities as an executive of the Company; (ii) Eligible Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or embezzlement; (iii) Eligible Employee’s gross misconduct which injures the Company; (iv) Eligible Employee’s unauthorized use or disclosure of any material proprietary information or trade secrets of the Company or any other party to whom Eligible Employee owes an obligation of nondisclosure as a result of Eligible Employee’s relationship with the Company; (v) Eligible Employee’s willful breach of any material obligations under any written agreement or covenant with the Company which injures the Company; (vi) Eligible Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested Eligible Employee’s cooperation; or (vii) Eligible Employee’s continued failure to perform Eligible Employee’s material employment duties after Eligible Employee has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Eligible Employee

Exhibit 10.1
has not substantially performed his material duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.
“Change of Control” means the occurrence of any of the following events:
(a)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent 50% of the total voting power of the stock of the Company will not be considered a Change of Control; or
(b)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this clause (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
“Change of Control Period” will mean the period beginning upon a Change of Control and ending 12 months following a Change of Control.
“COC Qualified Termination” means a termination of the Eligible Employee’s employment by the Company other than for Cause, death, or Disability or (B) by the Eligible Employee for Good Reason, in either case, during the Change of Control Period.
“Code” means the Internal Revenue Code of 1986, as amended.

Exhibit 10.1
“Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.
“Effective Date” means the date this Policy was approved by the Board.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Good Reason” means the Eligible Employee’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the Eligible Employee’s express written consent: (a) a material reduction by the Company in the Eligible Employee’s rate of annual base salary; provided, however, that, a one-time reduction of annual base salary of not more than 10% that also applies to substantially all other similarly situated executives of the Company will not constitute “Good Reason” or (b) a material change in the geographic location of the Eligible Employee’s primary work facility or location; provided, that a relocation of less than 30 miles from the Eligible Employee’s then present location will not be considered a material change in geographic location. In order for the Eligible Employee’s termination of his or her employment to be for Good Reason, the Eligible Employee must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Eligible Employee must terminate his or her employment within 30 days following the Cure Period.
“Non-COC Qualified Termination” means a termination of the Eligible Employee’s employment by the Company other than for Cause, death, or Disability outside of the Change of Control Period.
“Qualified Termination” means either of a Non-COC Qualified Termination or a COC Qualified Termination.
“Time Based Equity Awards” means Company equity awards which are subject to vesting solely based on service to the Company (or any of its subsidiaries).

Additional Information:

Exhibit 10.1

Plan Name:	Zscaler, Inc. Change of Control and Severance Policy
Plan Sponsor:	Zscaler, Inc.
Identification Numbers:	001
Plan Year:	Company’s Fiscal Year
Plan Administrator:	Board of Directors (or its Compensation Committee) Attention: Plan Administrator of the Zscaler, Inc. Change of Control and Severance Policy 120 Holger Way San Jose, CA 95134
Agent for Service of Legal Process:	Zscaler, Inc. Attention: Chief Legal Officer 120 Holger Way San Jose, CA 95134
Service of process may also be made upon the Plan Administrator.
Type of Plan	Severance Plan/Employee Welfare Benefit Plan
Plan Costs	The cost of the Policy is paid by the Company.

Statement of ERISA Rights:
Eligible Employees have certain rights and protections under ERISA:
They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.
They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)
Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

Exhibit 10.1
In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.
If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Exhibit 10.1
EXHIBIT A
ZSCALER, INC.
Change of Control and Severance Policy
Amended and Restated Participation Agreement
This Participation Agreement (“Agreement”) is made and entered into by and between [Eligible Employee] on the one hand, and Zscaler, Inc. (the “Company”) on the other.
You have been designated as eligible to participate in the Policy, a copy of which is attached hereto, under which you are eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy:
Non-COC Qualified Termination
•Equity Vesting: Your equity vesting benefit will be as follows: Each of your outstanding Time Based Equity Awards will immediately vest as to the number of then-unvested shares subject to each such Time Based Equity Award which are scheduled to have vested as of the date that is 6 months following the date of your Non-COC Qualified Termination.
•Salary Severance: Your percentage of Base Salary will be 50% of Base Salary, payable pursuant to the Company’s standard payroll procedures over a period of 6 months.
COC Qualified Termination
•Equity Vesting: Your equity vesting benefit will be 100%.
•Salary Severance: Your percentage of Base Salary will be 100% of Base Salary, payable in a lump-sum.
•Bonus Severance: You will receive a lump-sum payment equal to (i) 100% of your target annual bonus as in effect for the fiscal year in which your Qualified Termination occurs plus (ii) a payment equal to your target bonus as in effect for the fiscal year in which your Qualified Termination occurs but (a) pro-rated based on the number of days actually employment for the fiscal year and (b) reduced by any bonus payments made during such fiscal year.
•Health Benefit Payment: Your Health Benefit period will be 12 months resulting in a lump sum payment to you of $36,000.
Other Provisions
You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company.
This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Exhibit 10.1
By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer effective as of the last date set forth below.

Zscaler, Inc.	ELIGIBLE EMPLOYEE
By:	Signature:
Date:	Date: